Exhibit 99.1

11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces Fourth Quarter 2011 Results and Provides 2012 Earnings and Capital Expenditures Guidance

International, U.S. Land Drives non-GAAP Adjusted Earnings of $0.67 Per Diluted Share;

Reported EPS of $0.24 Per Diluted Share Primarily Reflects Asset Impairment Charge Related to Company’s Agreement to Sell Marine Segment for $134 Million

Houston – February 23, 2012 – Superior Energy Services, Inc. (NYSE:SPN) today announced net income of $19.4 million, or $0.24 per diluted share on record revenue of $580.0 million for the fourth quarter of 2011, and non-GAAP adjusted net income of $54.6 million, or $0.67 per diluted share, after excluding the following:

•

A pre-tax, non-cash $46.1 million reduction in the asset value of the Company’s Marine Services Segment ($35.8 million for the write down of property, plant & equipment and $10.3 million for the write down of goodwill) as a result of the Company’s agreement to sell to a subsidiary of Seacor Holdings, Inc. the 18 liftboats that comprise this segment for $134 million plus working capital. The transaction is expected to close in March 2012;

•	Pre-tax expenses of $4.1 million related to the acquisition of Complete Production Services, Inc.;

•

Incremental interest expense of $4.1 million associated with the $800 million senior notes offering in December 2011 used to redeem Complete’s notes and pay a portion of the cash component of the Complete acquisition; and,

•	An unrealized, pre-tax loss of $1.5 million from hedging contracts at the Company’s equity-method investment.

These results compare with fourth quarter of 2010 net income of $3.0 million, or $0.04 per diluted share, on revenue of $456.9 million, and non-GAAP adjusted net income of $35.6 million, or $0.44 per diluted share.

For the year ended December 31, 2011, the Company recorded net income of $142.6 million, or $1.76 per diluted share, on revenue of $2,070.2 million, and non-GAAP adjusted net income of $169.1 million, or $2.09 per diluted share. For the year ended December 31, 2010, the Company’s net income was $81.8 million, or $1.03 per diluted share, on revenue of $1,681.6 million, and non-GAAP adjusted net income was $130.7 million, or $1.64 per diluted share.

David Dunlap, President and CEO of the Company, commented, “We finished the year with quarterly adjusted operating results that were slightly ahead of our expectations. Assets purchased and deployed as part of our 2011 U.S. land capital expenditures program were significant contributors during the fourth quarter, especially coiled tubing units, intervention services and drilling products. They helped drive 9% revenue growth over the third quarter of 2011 in our U.S. land markets, as compared with a 3% increase in the average number of drilling rigs working in the U.S. during the fourth quarter.

“We also experienced a 12% sequential increase in international revenue due to an 18% increase in international revenue from our Subsea Well Enhancement Segment. Higher demand for subsea inspection, repair and maintenance services as well as snubbing services were the primary factors driving the strong sequential international growth.

“Gulf of Mexico revenue was predictably lower from the third quarter, declining 12% due to seasonality which impacted shallow water intervention services, completion tools and services and liftboats. Declines in activity for these businesses largely contributed to the sequential reduction in our operating income as a percentage of revenue (operating margin), excluding the special items mentioned earlier.

“In summary, we finished the year on a solid note and with good momentum. We look forward to the contributions and benefits from the merger with Complete, including an expanded presence in various U.S. land market areas, new outlets and opportunities for our combined capital expenditures plan and acceleration of our international growth strategy through deployment of enhanced cash flows.”

Fourth Quarter 2011 Geographic Breakdown

For the fourth quarter of 2011, Gulf of Mexico revenue was $170.5 million, U.S. land revenue was $249.5 million, and international revenue was approximately $160.0 million.

Subsea and Well Enhancement Segment

Fourth quarter revenue for the Subsea and Well Enhancement Segment was $392.2 million, as compared with $306.5 million in the fourth quarter of 2010 and $377.6 million in the third quarter of 2011, which represents a 28% year-over-year increase and a 4% sequential increase.

U.S. land revenue in this segment increased 11% sequentially to $170.4 million due to increased demand for coiled tubing, pressure control tools and services, cased hole wireline and remedial pumping services. International revenue increased 18% to $112.9 million primarily due to increased activity for subsea inspection, repair and maintenance services. Gulf of Mexico revenue declined 15% sequentially to $108.8 million due to seasonality in the shallow water market, which led to reduced activity levels for intervention services and completion tools.

Drilling Products and Services Segment

Fourth quarter revenue for the Drilling Products and Services Segment was $170.2 million, as compared with $120.4 million in the fourth quarter of 2010 – a 41% year-over-year improvement – and $163.5 million in the third quarter of 2011, or 4% higher sequentially.

The primary factor driving the higher sequential revenue in this segment was a 5% increase in U.S. land revenue to $79.0 million as a result of increased demand for accommodations, stabilization equipment and accessories. Gulf of Mexico revenue increased 8% sequentially to $44.1 million due to increased rentals of premium drill pipe. International revenue was essentially unchanged at $47.1 million with increased rentals of premium drill pipe in Brazil offsetting a decline in accommodation rentals in other international market areas.

Marine Segment

Marine Segment revenue in the fourth quarter was $17.6 million, a 41% decrease from fourth quarter 2010 revenue of $30.0 million and a 28% decrease from third quarter 2011 revenue of $24.3 million.

Average fleet utilization in the fourth quarter of 2011 was 62.1% as compared with 71.9% in the fourth quarter of 2010 and 76.5% in the third quarter of 2011. The lower utilization and operating results in the most recent quarter were primarily the result of seasonal factors and reduced activity for the two 265-foot class liftboats.

Liftboat Average Dayrates and Utilization by Class Size

Three Months Ended December 31, 2011

($ actual)

Class	Liftboats	Average Dayrate	Utilization
150’-175’	7	8,814	67.7%
200’	4	12,192	74.7%
230’- 245’	3	19,505	54.4%
250’- 265’	4	32,503	45.4%

2012 Earnings Guidance and Capital Expenditures Plan

The Company has established a 2012 earnings per share guidance range of $3.20 to $3.60 and a planned capital expenditures range of $1,100 million to $1,200 million. The Company anticipates funding its capital expenditures with its operating cash flow.

The earnings guidance includes the following items:

•	Contributions from the products and services of Complete commencing February 8, 2012. These results will be reported as part of the Subsea and Well Enhancement Segment.

•	Contributions from Superior’s equity-method investment in Dynamic Offshore Holdings until the sale of Dynamic to Sandridge Energy closes, which is assumed to occur in the second quarter of 2012.

The earnings guidance does not include any contribution from the Marine Segment or transaction expenses associated with the acquisition of Complete and the sale of the Marine Segment.

Dunlap commented, “We anticipate growth in all three of our geographic regions – U.S. land, international and Gulf of Mexico – driven by the significant investments we made in 2011 and increasing demand for many of our products and services. In particular, we anticipate continued strength in the oil and liquids-rich basins in the U.S. markets, additional product line exposure in the U.S. through the combination with Complete, a growing international presence and the continued rebound in deepwater Gulf of Mexico drilling activity. This guidance assumes a 3% to 7% increase in the U.S. rig count and an increase of six to eight rigs drilling for oil and gas in the Gulf of Mexico from the end of 2011.”

The Company anticipates that approximately 70% of the capital expenditures plan will be directed toward the U.S. land market areas, 20% to international market areas and the remainder to the Gulf of Mexico market area.

Dunlap added, “Our 2012 capital expenditures plan will help support our anticipated growth as we continue to invest in high return products and services that are competing in undersupplied geographic markets. We believe our plan will assist in maintaining the product line contribution mix that is currently in place.”

Conference Call Information

The Company will host a conference call at 10 a.m. Central Time on Friday, February 24, 2012. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9771. For those who cannot listen to the live call, a telephonic replay will be available through Friday, March 2, 2012 and may be accessed by calling 303-590-3030 and using the pass code 4506360. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2011 and 2010

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$580,037	$456,896	$2,070,166	$1,681,616

Cost of services (exclusive of items shown separately below)	311,723	257,437	1,118,003	918,713
Depreciation, depletion, amortization and accretion	69,761	58,683	257,313	220,835
General and administrative expenses	105,416	94,716	383,567	342,881
Reduction in value of assets	46,096	32,004	46,096	32,004
Gain on sale of businesses	—	1,083	8,558	1,083

Income from operations	47,041	15,139	273,745	168,266

Other income (expense):
Interest expense, net	(20,499)	(12,235)	(68,439)	(51,409)
Earnings from equity-method investments, net	2,670	(940)	16,394	8,245

Income before income taxes	29,212	1,964	221,700	125,102

Income taxes	9,850	(1,045)	79,146	43,285

Net income	$19,362	$3,009	$142,554	$81,817

Basic earnings per share	$0.24	$0.04	$1.79	$1.04

Diluted earnings per share	$0.24	$0.04	$1.76	$1.03

Weighted average common shares used in computing earnings per share:
Basic	80,004	78,856	79,654	78,758

Diluted	81,149	80,130	81,095	79,734

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND DECEMBER 31, 2010

(in thousands)

	12/31/2011	12/31/2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$80,274	$50,727
Accounts receivable, net	540,602	452,450
Prepaid expenses	34,037	25,828
Inventory and other current assets	228,309	235,047

Total current assets	883,222	764,052

Property, plant and equipment, net	1,507,368	1,313,150
Goodwill	581,379	588,000
Notes receivable	73,568	69,026
Equity-method investments	72,472	59,322
Intangible and other long-term assets, net	930,136	113,983

Total assets	$4,048,145	$2,907,533

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$178,645	$110,276
Accrued expenses	197,574	162,044
Income taxes payable	717	2,475
Deferred income taxes	831	29,353
Current portion of decommissioning liabilities	14,956	16,929
Current maturities of long-term debt	810	184,810

Total current liabilities	393,533	505,887

Deferred income taxes	297,458	223,936
Decommissioning liabilities	108,220	100,787
Long-term debt, net	1,685,087	681,635
Other long-term liabilities	110,248	114,737
Total stockholders’ equity	1,453,599	1,280,551

Total liabilities and stockholders’ equity	$4,048,145	$2,907,533

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended December 31, 2011, September 30, 2011 and December 31, 2010

(Unaudited)

(in thousands)

	Three months ended
	December 31, 2011	September 30, 2011	December 31, 2010
Revenue
Subsea and Well Enhancement	$392,193	$377,559	$306,496
Drilling Products and Services	170,208	163,456	120,366
Marine	17,636	24,327	30,034

Total Revenues	$580,037	$565,342	$456,896

	December 31, 2011	September 30, 2011	December 31, 2010
Gross Profit (1)
Subsea and Well Enhancement	$152,841	$149,318	$112,610
Drilling Products and Services	111,423	104,918	73,835
Marine	4,050	10,041	13,014

Total Gross Profit	$268,314	$264,277	$199,459

	December 31, 2011(2)	September 30, 2011	December 31, 2010(3)
Income (Loss) from Operations
Subsea and Well Enhancement	$48,727	$55,530	$23,689
Drilling Products and Services	43,984	43,029	16,641
Marine	(45,670)	5,452	(25,191)

Total Income from Operations	$47,041	$104,011	$15,139

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(2)	Includes $4.1 million of transaction expenses related to the acquisition of Complete Production Services recorded in general and administrative expenses of the Subsea and Well Enhancement Segment, and $46.1 million in non-cash reduction of value of assets recorded in the Marine Segment.
(3)	Includes management transition expenses of $12.2 million recorded in general and administrative expenses, reduction of value of assets of $32.0 million recorded in the Marine Segment and a gain on sale of liftboat of $1.1 million recorded in the Marine Segment.

NON-GAAP RECONCILIATION

We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because certain items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.

A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of Net Income to Non-GAAP Adjusted Net Income and Earnings per Share

For the three months ended December 31, 2011 and 2010

(in thousands)

	Three Months Ended December 31,
	2011	2010
Net income as reported	$19,362	$3,009
Pre-tax adjustments:
Reduction in value of assets	46,096	32,004
Costs related to the acquisition of Complete Production Services	4,093	—
Additional interest expense related to $800 million senior notes	4,056	—
Equity-method investments’ hedging adjustments	1,507	2,333
Gain on sale of businesses	—	(1,083)
Incremental management transition expenses	—	12,189
Equity-method investments’ impairment losses	—	6,993

Total pre-tax adjustments	55,752	52,436

Income tax effect of adjustments	(19,903)	(18,143)

Cumulative effect of tax rate change from 36% to 35.7% in 2011 and from 36% to 34.6% in 2010	(579)	(1,724)

Non-GAAP adjusted net income	$54,632	$35,578

Non-GAAP adjusted diluted earnings per share	$0.67	$0.44

Weighted average common shares used in computing diluted earnings per share	81,149	80,130

Reconciliation of Net Income to Non-GAAP Adjusted Net Income and Earnings per Share

For the year ended December 31, 2011 and 2010

(in thousands)

	Year Ended December 31,
	2011	2010
Net income as reported	$142,554	$81,817
Pre-tax adjustments:
Reduction in value of assets	46,096	32,004
Costs related to the acquisition of Complete Production Services	4,481	—
Additional interest expense related to $800 million senior notes	4,056	—
Equity-method investments’ hedging adjustments	(4,724)	1,804
Gain on sale of businesses	(8,558)	(1,083)
Incremental management transition expenses	—	34,983
Equity-method investments’ impairment losses	—	6,993

Total pre-tax adjustments	41,351	74,701

Income tax effect of adjustments	(14,762)	(25,847)

Non-GAAP adjusted net income	$169,143	$130,671

Non-GAAP adjusted diluted earnings per share	$2.09	$1.64

Weighted average common shares used in computing diluted earnings per share	81,095	79,734